EXHIBIT 15






Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


We are aware that SafeCard Services, Incorporated has included our report dated February 6, 1995, except for Note 1, as to which the date is March 24, 1995 (issued pursuant to the provisions of Statement on Auditing Standards No. 71) in the Prospectus constituting part of the Registration Statements on Forms S-3 and S-8 (Nos. 33-39023, 33-48317, 33-51439, 33-55581,
33-55585 and 33-57071) filed on or about February 14, 1991, June 2, 1992,
December 15, 1993, September 22, 1994 and December 23, 1994. We are also aware of our responsibilities under the Securities Act of 1933.




PRICE WATERHOUSE LLP
Denver, Colorado
March 24, 1995